As filed with the Securities and Exchange Commission on June 12, 2009

Registration No. 333-159370

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATIONAL RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	47-0634000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

National Research Corporation
1245 Q Street
Lincoln, Nebraska 68508
(402) 475-2525
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Patrick E. Beans	with a copy to:
Vice President, Treasurer,	Benjamin F. Garmer, III, Esq.
Chief Financial Officer and Secretary	Russell E. Ryba, Esq.
National Research Corporation	Foley & Lardner LLP
1245 Q Street	777 East Wisconsin Avenue
Lincoln, Nebraska 68508	Milwaukee, Wisconsin 53202-5306
(402) 475-2525	(414) 271-2400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_________________

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

        If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
(Do not check if a smaller reporting company)

_________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2009

PROSPECTUS

1,500,000 Shares

NATIONAL RESEARCH CORPORATION

Common Stock

        This prospectus relates to 1,500,000 shares of our common stock that we previously issued. The shareholders named in this prospectus under the heading “Selling Shareholders,”or their donees, may offer and sell this common stock over time. References in this prospectus to selling shareholders include any donees of the selling shareholders unless the context indicates otherwise. We will not receive any of the proceeds from the sale of the common stock.

        Our common stock is traded on the Nasdaq Global Market under the symbol “NRCI.” On May 18, 2009, the closing sale price of our common stock was $26.67 per share.

        The selling shareholders may sell their common stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling shareholders, which will be paid by the selling shareholders. See “Plan of Distribution.”

        Investing in our common stock involves risks that are described in the “Risk Factors”section beginning on page 2 of this prospectus.

_________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is __________, 2009.

_________________

        You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus does not offer to sell or seek an offer to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

-i-

THE COMPANY

        We believe we are a leading provider of ongoing survey-based performance measurement, improvement services and governance education to the healthcare industry in the United States and Canada. We believe we have achieved this leadership position based on 28 years of industry experience and our relationships with many of the industry’s largest payers and providers. We address the growing needs of healthcare providers and payers to measure the care outcomes, specifically experience and health status, of their patients and/or members. We develop tools that enable healthcare organizations to obtain performance measurement information necessary to comply with industry and regulatory standards, and to improve their business practices so that they can maximize new member and/or patient attraction, experience, member retention and profitability.

        Since our founding 28 years ago in 1981 as a Nebraska corporation (we reincorporated in Wisconsin in September 1997), we have focused on the information needs of the healthcare industry. Our primary types of information services are renewable performance tracking services, custom research, subscription-based governance information and educational services, and a renewable syndicated service.

        While performance data has always been of interest to healthcare providers and payers, such information has become increasingly important to these entities as a result of regulatory, industry and competitive requirements. In recent years, the healthcare industry has been under significant pressure from consumers, employers and the government to reduce costs. However, the same parties that demanded cost reductions are now concerned that healthcare service quality is being compromised under managed care. This concern has created a demand for consistent, objective performance information by which healthcare providers and payers can be measured and compared, and on which physicians’ compensation can, in part, be based.

        We address healthcare organizations’ growing need to track their performance at the enterprise-wide, departmental and physician/caregiver levels. We have been developing tools designed to enable our clients to collect, in an unobtrusive manner, a substantial amount of comparative performance information in order to analyze and improve their practices to maximize new member and/or patient attraction, experience, member retention and profitability. Our performance assessments offer a tangible measurement of health service quality of the type currently demanded by consumers, employers, industry accreditation organizations and lawmakers.

        Our solutions are designed to respond to managed care’s redefined relationships among consumers, employers, payers and providers. Instead of relying exclusively on static, mass produced questionnaires, we utilize a dynamic data collection process to create a personalized questionnaire which evaluates service issues specific to each respondent’s healthcare experience. The flexibility of our data collection process allows healthcare organizations to add timely, market-driven questions relevant to matters such as industry performance mandates, employer performance guarantees and internal quality improvement initiatives. In addition, we assess core service factors relevant to all healthcare respondent groups (patients, members, employers, employees, physicians, residents, families, etc.) and to all service points of a healthcare system (inpatient, emergency room, outpatient, home health, rehabilitation, behavioral health, long-term care, hospice, assisted living, dental, etc.).

        We offer renewable performance tracking and improvement services, custom research, subscription-based educational services, and a renewable syndicated service, the NRC Healthcare Market Guide™ (“Market Guide”). We have renewable performance tracking tools, including those produced and delivered under our NRC Picker trade name, for gathering and analyzing data from survey respondents on an ongoing basis with comparisons over time. These tools may be coupled with our improvement tool, eToolKit, to help clients not only measure performance, but know where to focus with ideas and solutions for making improvements. We have the capacity to measure performance beyond the enterprise-wide level. We have the ability and experience to determine key performance indicators at the department and individual physician/caregiver measurement levels, where our services can best guide the efforts of our clients to improve quality and enhance their market position. The educational services of NRC Picker provide a way of bridging the gap between measurement and improvement. Additional offerings under our Payer Solutions’s division include functional disease-specific and health status measurement tools. The syndicated Market Guide, a stand-alone market information and competitive intelligence source, as well as a comparative performance database, allows our clients to assess their performance relative to the industry, to access best practice examples, and to utilize competitive information for marketing purposes.

        Through our division known as The Governance Institute (“TGI”), we also offer subscription-based governance information and educational conferences designed to improve the effectiveness of hospital and health care systems by continually strengthening their boards, medical leadership, and management performance in the United States. TGI conducts timely conferences, produces publications, videos, white papers, and research studies, and tracks industry trends showcasing the best practices of healthcare boards across the country.

        On December 19, 2008, we acquired My InnerView, Inc., a leading provider of quality and performance improvement solutions to the senior care profession. My InnerView, Inc. offers resident, family and employee satisfaction measurement and improvement products to the long term care and assisted and independent living markets in the United States. My InnerView, Inc. works with over 8,000 senior care providers throughout the United States, housing what the Company believes is the largest dataset of senior care satisfaction metrics in the nation.

        Our headquarters are located at 1245 Q Street, Lincoln, Nebraska 68508, telephone (402) 475-2525.

RISK FACTORS

We rely on a limited number of key clients, and a loss of one or more of these key clients will adversely affect our operating results.

        We rely on a limited number of key clients for a substantial portion of our revenue. Our ten largest clients accounted for 24%, 29% and 32% of our total revenues in 2008, 2007 and 2006, respectively. The U.S. Department of Veterans Affairs accounted for 7%, 8% and 8% of total revenue in 2008, 2007 and 2006, respectively.

        We cannot assure you that we will maintain our existing client base, maintain or increase the level of revenue or profits generated by our existing clients, or be able to attract new clients. Furthermore, the healthcare industry continues to undergo consolidation and we cannot assure you that such consolidation will not cause us to lose clients. The loss of one or more of our large clients or a significant reduction in business from such clients, regardless of the reason, will have a negative effect on our revenue and a corresponding effect on our operating and net income. See “Risk Factors — Because our clients are concentrated in the healthcare industry, our revenue and operating results may be adversely affected by a business downturn or consolidation with respect to the healthcare industry.”

We depend on performance tracking contract renewals for a large share of our revenue and our operating results could be adversely affected.

        We expect that a substantial portion of our revenue for the foreseeable future will continue to be derived from written and oral contracts for renewable performance tracking services. Substantially all such written contracts are renewable annually at the option of our clients, although a client generally has no minimum purchase commitment under a contract and the contracts are generally cancelable on short or no notice without penalty. To the extent that clients fail to renew or defer their renewals from the quarter we anticipate, our quarterly results may be materially adversely affected. Our ability to secure renewals depends on, among other things, our ability to gather and analyze performance data in a consistent, high-quality and timely fashion. In addition, the performance tracking and market research activities of our clients are affected by accreditation requirements, enrollment in managed care plans, the level of use of satisfaction measures in healthcare organizations’ overall management and compensation programs, the size of operating budgets, clients’ operating performance, industry and economic conditions, and changes in management or ownership. As these factors are beyond our control, we cannot assure you that we will be able to maintain our renewal rates. Any material decline in renewal rates from existing levels would have an adverse effect on our revenue and a corresponding effect on our operating and net income.

Our operating results may fluctuate on a quarterly basis, and this may cause our stock price to decline.

        Our operating results have fluctuated from period to period in the past and will likely fluctuate significantly in the future due to various factors. There has historically been fluctuation in our financial results related to the Market Guide, a stand-alone market information intelligence source and comparative performance database. In the future, we expect such fluctuations will continue, but to a lesser degree. Until May 2008, the Market Guides were deliverable on an annual basis, and historically we recognized revenue when they were delivered to the principal customers pursuant to their contracts, typically in the third quarter of the year. Substantially all of the related costs were deferred and subsequently charged to direct expenses contemporaneously with the recognition of the revenue. Starting in May 2008, the Market Guide became deliverable on a subscription basis. Accordingly, we now recognize much of the Market Guide revenue ratably over a twelve-month period and, since October of 2008, all of the related costs are expensed in the month they are incurred. We will continue to have some annual sales which could increase fluctuation of operating results in the third quarter. A delay in completing and delivering the Market Guide, the timing of which is dependent upon our ability to access a third-party’s respondent panel on a timely basis, could delay recognition of such revenue and expenses, which could materially affect operating results for the affected periods. We generate additional revenue from incidental customers subsequent to the completion of each monthly edition. Revenue and costs for these subsequent services are recognized as the services are performed and completed.

        In addition, our overall operating results may fluctuate as a result of a variety of other factors, including the size and timing of orders from clients, client demand for our services (which, in turn, is affected by factors such as accreditation requirements, enrollment in managed care plans, operating budgets and clients’ operating performance), the hiring and training of additional staff, postal rate changes, and industry and general economic conditions. Because a significant portion of our overhead, particularly some costs associated with owning and occupying our building and full-time personnel expenses, is fixed in the short-term, our results of operations may be materially adversely affected in any particular quarter if revenue falls below our expectations. These factors, among others, make it possible that in some future quarter our operating results may be below the expectations of securities analysts and investors, which would have a material adverse effect on the market price of our common stock.

We operate in a highly competitive market and we could experience increased price pressure and expenses as a result.

        The healthcare information and market research industry is highly competitive. We compete with healthcare organizations’ internal marketing, market research and/or quality improvement departments that create their own performance measurement tools, and with relatively small specialty research firms that provide survey-based healthcare market research and/or performance assessment. Our main competitors among such specialty firms are Press Ganey, which we believe has revenue that is significantly larger than our revenue, and three or four other companies that we believe have revenue that is smaller than our revenues. We, to a certain degree, currently compete with, and we anticipate that in the future we may increasingly compete with, traditional market research firms that are significant providers of survey-based, general market research and firms that provide services or products that complement healthcare performance assessments, such as healthcare software or information systems. Although only a few of these competitors have to date offered survey-based, healthcare market research that competes directly with our services, many of these competitors have substantially greater financial, information gathering and marketing resources than we do and could decide to increase their resource commitments to our market. There are relatively few barriers to entry into our market, and we expect increased competition in our market, which could adversely affect our operating results through pricing pressure, increased client service and marketing expenditures and market share losses, among other factors. We cannot assure you that we will continue to compete successfully against existing or new competitors, and our revenue and operating net income could be adversely affected as a result.

Because our clients are concentrated in the healthcare industry, our revenue and operating results may be adversely affected by a business downturn or consolidation with respect to the healthcare industry.

        Substantially all of our revenue is derived from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic, competitive and regulatory influences that may affect the procurement practices and operation of healthcare providers and payers. Many federal and state legislators have proposed or have announced that they intend to propose programs to reform portions of the U.S. healthcare system. These programs could result in lower reimbursement rates and otherwise change the environment in which providers and payers operate. In addition, large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring purchases, including purchases of our services. Moreover, there has been consolidation of companies in the healthcare industry, a trend which we believe will continue. Consolidation in this industry, including the potential acquisition of certain of our clients, could adversely affect aggregate client budgets for our services, or could result in the termination of a client’s relationship with us. The impact of these developments on the healthcare industry is difficult to predict and could have an adverse effect on our revenue and a corresponding effect on our operating and net income.

Our future success depends on our ability to manage our growth, including identifying acquisition candidates and effectively integrating acquired companies.

        Since our inception, our growth has placed significant demands on our management, administrative, operational and financial resources. In order to manage our growth, we will need to continue to implement and improve our operational, financial and management information systems and continue to expand, motivate and effectively manage an evolving workforce. If our management is unable to effectively manage under such circumstances, the quality of our services, our ability to retain key personnel and our results of operations could be materially adversely affected. Furthermore, we cannot assure you that our business will continue to expand. Reductions in clients’ spending on performance tracking and market research, increased competition, pricing pressures and other general economic and industry trends could adversely affect our growth.

        We may achieve a portion of our future revenue growth, if any, through acquisitions of complimentary businesses, products, services or technologies, although we currently have no commitments or agreements with respect to any such acquisitions. Our management has limited experience dealing with the issues of product and service, systems, personnel and business strategy integration posed by acquisitions, and has encountered minor problems with integrating people and processes in connection with past acquisitions. We cannot assure you that the integration of any possible future acquisitions will be managed without incurring higher than expected costs and expenses. In addition, we cannot assure you that, as a result of such unexpected costs and expenses, any possible future acquisition will not negatively affect our operating and net income.

We face several risks relating to our ability to collect the data on which our business relies.

        Our ability to provide timely and accurate performance tracking and market research to our clients depends on our ability to collect large quantities of high quality data through surveys and interviews. If receptivity to our survey and interview methods by respondents declines, or for some other reason their willingness to complete and return surveys declines, or if we, for any reason, cannot rely on the integrity of the data we receive, then our revenue could be adversely affected, with a corresponding effect on our operating and net income. In addition, we currently rely primarily on mail and telephone surveys for gathering information. If one or more of our competitors were to develop an online survey process that more effectively and efficiently gathers information, then we would be at a competitive disadvantage and our revenue could be adversely affected, with a corresponding effect on our operating and net income.

        We also rely on a third-party panel of pre-recruited consumer households to produce in a timely manner the Market Guide. If we are not able to continue to use this panel, or the time period in which we use this panel is altered and we cannot find an alternative panel on a timely, cost competitive basis, we could face an increase in our costs or an inability to effectively produce the Market Guide. In either case, our operating and net income would be negatively affected.

Our principal shareholder effectively controls our company.

        Prior to this offering, Michael D. Hays, a selling shareholder who is also our President and Chief Executive Officer, beneficially owned 72.7% of our outstanding common stock as of May 8, 2009 (including the 500,000 shares Mr. Hays transferred to the Michael D. Hays 2009 Two-Year GRAT Agreement on March 31, 2009, all or a portion of which will be returned to Mr. Hays over the next two years). As a result, he is able to control matters requiring shareholder approval, including the election of directors and the approval of significant corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of our company unless the terms are approved by Mr. Hays. See “Selling Shareholders.”

Our business and operating results could be adversely affected if we are unable to attract or retain key managers and other personnel.

        Our future performance will depend, to a significant extent, upon the efforts and ability of our key personnel who have expertise in gathering, interpreting and marketing survey-based performance information for healthcare markets. Although client relationships are managed at many levels within our company, the loss of the services of Michael D. Hays, our President and Chief Executive Officer, or one or more of our other senior managers could have a material adverse effect, at least in the short to medium term, on most significant aspects of our business, including strategic planning, product development, and sales and customer relations. As of the date of this prospectus, we maintain $500,000 of key officer life insurance on Mr. Hays. Our success will also depend on our ability to hire, train and retain skilled personnel in all areas of our business. Currently, we do not have employment agreements with our officers or our other key personnel. Competition for qualified personnel in our industry is intense, and many of the companies that compete with us for qualified personnel have substantially greater financial and other resources than us. Furthermore, we expect competition for qualified personnel to become more intense as competition in our industry increases. We cannot assure you that we will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

If intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

        Our success depends in part upon our data collection process, research methods, data analysis techniques, and internal systems and procedures that we have developed specifically to serve clients in the healthcare industry. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and associate nondisclosure agreements to protect our systems, survey instruments and procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights, or that third parties will not independently develop functionally equivalent or superior systems or procedures. We believe that our systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future, or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims, or whether we are ultimately successful in defending against such claims.

Errors in, or dissatisfaction with, performance tracking and other surveys could adversely affect our business.

        Many healthcare providers, payers and other entities or individuals use our renewable performance tracking and other healthcare surveys in promoting and/or operating their businesses, and as a factor in determining physician or employee compensation. Consequently, any errors in the data received or in the final surveys, as well as the actual results of such surveys, can have a significant impact on such providers’, payers’ or other entities’ businesses, and on any such individual’s compensation. In addition, parties who have not performed well in our surveys may be dissatisfied with the results of the surveys or the manner in which the results may be used by competitors or others. Although any such errors or dissatisfaction with the results of the surveys, or the manner in which the surveys have been used, has not resulted in litigation against us, we cannot assure you that we will not face future litigation, which may be costly, as a result of a healthcare provider’s, payer’s, other entity’s or individual’s allegation of errors in our surveys or dissatisfaction with the results thereof.

Regulatory developments could adversely affect our revenue and results of operations.

        In the operation of our business, we have access to, or gather certain confidential information, such as medical histories of our respondents. As a result, we could be subject to potential liability for any inappropriate disclosure or use of such information. Even if we do not improperly disclose confidential information, privacy laws, including the U.S. Health Insurance Portability and Accountability Act of 1996, the U.S. Patriot Act and Canadian legislation relating to personal health information, have had, and could in the future have, the effect of increasing our costs and restricting our ability to gather and disseminate information which could ultimately have a negative effect on our revenue.

        In addition, several years ago, the Centers for Medicare and Medicaid Services initiated a nationwide effort to collect and publicly report hospital quality data, including the patient experience of care questionnaire. This questionnaire is called the HCAHPS questionnaire and was developed by the Agency for Healthcare Research and Quality. After several years of development and consensus building, the HCAHPS survey program began in 2006. This survey program may increase competition and pricing pressures, which could adversely affect our operating and net income.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information we incorporate by reference into this prospectus contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as we “believe,” “expect” or other similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results or outcomes to differ materially from those currently expressed in, or implied by, those statements. Some, but not all, of the risks and uncertainties include those described in “Risk Factors.” We urge you to consider these factors in evaluating the forward-looking statements and we caution you not to place undue reliance on such forward-looking statements. We assume no obligation, and disclaim any duty, to publicly update such forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

        All proceeds from the sale of the shares of common stock to be sold pursuant to this prospectus will be for the account of the selling shareholders. As a consequence, we will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders.

SELLING SHAREHOLDERS

        The following table sets forth information as of May 8, 2009 with respect to the number of shares of our common stock beneficially owned by each selling shareholder prior to this offering, the number of shares that may be offered for sale by each selling shareholder by this prospectus and the number of shares that each selling shareholder would have following the sale of all of the shares of common stock offered by this prospectus. Only those selling shareholders listed below or their donees may offer and sell the common stock pursuant to this prospectus. The selling shareholders may offer for sale pursuant to this prospectus from time to time any or all of the shares of our common stock listed below. Accordingly, the numbers of shares shown in the following table as beneficially owned after the offering are only estimates, based on the assumption that all of the shares offered by this prospectus will be sold. Mr. Hays is our controlling shareholder, our President and Chief Executive Officer and a member of our board of directors. The selling shareholders acquired the shares being offered by this prospectus as described in the footnotes to the table below.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering
Michael D. Hays	4,842,757(1)	1,387,511(2)	3,455,246(1)	51.9%(1)
Foundation for Tomorrow (f/k/a Hays Family Foundation)	26,310	26,310(3)	0	0.0%
Thomas Hays Irrevocable Trust dated
December 28, 1999	11,086	11,086(4)	0	0.0%
Mark Oliver Irrevocable Trust dated
December 28, 1999	12,850	12,850(5)	0	0.0%
Cynthe Oliver Irrevocable Trust dated
December 28, 1999	13,349	13,349(6)	0	0.0%
Scott Oliver Irrevocable Trust dated
December 28, 1999	13,442	13,442(7)	0	0.0%
Ashley E. Rinaker Trust dated March
31, 2005	2,470	2,470(8)	0	0.0%
Ian G. Rinaker Trust dated June 2,
2005	2,663	2,663(9)	0	0.0%
Kailey P. Rinaker Trust dated June 2,
2005	2,735	2,735(10)	0	0.0%
Elissa C.G. Hunt Trust dated June 12,
2007	1,334	1,334(11)	0	0.0%
Makayla L. Hunt Irrevocable Trust
dated December 30, 2008	2,126	2,126(12)	0	0.0%
Andrew C. Hunt Irrevocable Trust
dated December 30, 2008	2,126	2,126(13)	0	0.0%
Tyler J. Vanderzee Irrevocable Trust
dated December 30, 2008	7,182	7,182(14)	0	0.0%
Nicole J. Requena Irrevocable Trust
dated December 30, 2008	6,998	6,998(15)	0	0.0%
Hannah L. McMahon Irrevocable Trust
dated December 30, 2008	2,126	2,126(16)	0	0.0%

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering

Morgan P. McMahon Irrevocable Trust
dated December 30, 2008	2,126	2,126(17)	0	0.0%
Kailey P. Rinaker Irrevocable Trust
dated January 23, 2009	1,066	1,066(18)	0	0.0%
Ian G. Rinaker Irrevocable Trust
dated January 23, 2009	1,250	1,250(19)	0	0.0%
Elissa C.G. Hunt Irrevocable Trust
dated January 23, 2009	1,250	1,250(20)	0	0.0%

(1)	Includes 500,000 shares Mr. Hays transferred to the Michael D. Hays 2009 Two-Year GRAT Agreement on March 31, 2009, all or a portion of which will be returned to Mr. Hays over the next two years.

(2)	Mr. Hays acquired more than 93% of these shares in 1981 when he founded our company. The remaining shares (less than 7%) were acquired by Mr. Hays as follows: (a) in an open-market purchase in 1998, (b) in a 2007 private purchase from an employee of our company and (c) upon the exercise in 2008 of stock options that we had granted to Mr. Hays as compensation for service he had provided to us.

(3)	Consists of shares donated by Mr. Hays to the selling shareholder for no consideration on December 31, 2008.

(4)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated, less 2,025 shares that the selling shareholder previously sold:

Shares	Date Donated
1,250	March 4, 2009
415	December 29, 2008
354	August 1, 2008
465	August 1, 2007
500	August 2, 2006
670	August 1, 2005
665	August 2, 2004
910	August 1, 2003
1,555	August 1, 2002
1,092	August 1, 2001
608	August 1, 2001
1,820	October 4, 2000
2,807	December 23, 1999

(5)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
415	December 29, 2008
370	September 19, 2008
473	September 20, 2007
475	September 20, 2006
700	September 20, 2005
696	September 20, 2004
830	September 22, 2003
1,279	December 19, 2002
1,735	September 20, 2001
174	October 4, 2000
1,646	October 4, 2000
2,807	December 23, 1999

(6)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
415	December 29, 2008
419	November 14, 2008
432	November 14, 2007
500	November 15, 2006
635	November 14, 2005
675	November 15, 2004
725	November 17, 2003
1,279	December 19, 2002
1,900	November 14, 2001
1,598	November 14, 2000
714	November 14, 2000
2,807	December 23, 1999

(7)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
830	December 29, 2008
460	December 27, 2007
529	December 27, 2006
650	December 23, 2005
715	December 27, 2004
700	December 29, 2003
1,279	December 19, 2002
1,427	December 27, 2001
1,852	December 22, 2000
943	December 22, 2000
2,807	December 23, 1999

(8)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
415	December 29, 2008
382	June 3, 2008
460	June 5, 2007
535	June 6, 2006
678	July 29, 2005

(9)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
415	December 29, 2008
455	March 11, 2008
540	March 12, 2007
575	March 13, 2006
678	July 29, 2005

(10)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
415	December 29, 2008
477	January 22, 2008
495	January 22, 2007
670	January 23, 2006
678	July 29, 2005

(11)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
415	December 29, 2008
459	March 24, 2008
460	July 17, 2007

(12)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
876	December 31, 2008

(13)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
876	December 31, 2008

(14)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
5,056	March 9, 2009
693	March 4, 2009
557	March 4, 2009
876	December 31, 2008

(15)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
5,056	March 9, 2009
458	February 20, 2009
51	February 20, 2009
557	February 20, 2009
876	December 31, 2008

(16)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
876	December 31, 2008

(17)	Consists of the following shares donated by Mr. Hays to the selling shareholder for no consideration on the dates indicated:

Shares	Date Donated
1,250	March 4, 2009
876	December 31, 2008

(18)	Consists of shares donated by Mr. Hays to the selling shareholder for no consideration on February 20, 2009.

(19)	Consists of shares donated by Mr. Hays to the selling shareholder for no consideration on March 4, 2009.

(20)	Consists of shares donated by Mr. Hays to the selling shareholder for no consideration on March 4, 2009.

DIVIDEND POLICY

        In March 2005, we announced the commencement of a quarterly cash dividend. During the quarterly period ended March 31, 2009 and the twelve-month periods ended December 31, 2008 and 2007, we declared and paid quarterly cash dividends in the amounts indicated in the following table.

Dividends on Common Stock (per share)
2009
1st Quarter	$ 0.16
2008
4th Quarter	0.14
3rd Quarter	0.14
2nd Quarter	0.14
1st Quarter	0.14
2007
4th Quarter	0.12
3rd Quarter	0.12
2nd Quarter	0.12
1st Quarter	0.12

        On May 8, 2009, our board of directors declared a quarterly cash dividend of $0.16 per share payable June 30, 2009 to shareholders of record as of the close of business on June 5, 2009. The payment and amount of future dividends is at the discretion of our board of directors and will depend on our future earnings, our financial condition, general business conditions and other factors.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of May 8, 2009, 6,660,746 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law.

        Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of common stock shall be entitled to vote for the election of directors of the company and on all other matters. Holders of common stock are entitled to one vote for each share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

        All shares of common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock which may be outstanding. Holders of common stock have no preemptive rights to subscribe for or purchase shares of our capital stock. There are no conversion rights, sinking fund or redemption provisions applicable to common stock. The outstanding shares of our common stock, including the shares offered by the selling shareholders under this prospectus, are fully paid and nonassessable, except for certain statutory liabilities that may be imposed by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

        The transfer agent for our common stock is Illinois Stock Transfer Company, Chicago, Illinois.

Preferred Stock

        Pursuant to our articles of incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. As a result, preferred stock could be issued quickly with terms calculated to delay or prevent a change of control of the company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. At present, there are no shares of preferred stock outstanding and we have no plans to issue any preferred stock.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and By-Laws

        Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of “business combinations” between a Wisconsin corporation and an “interested stockholder.” Wisconsin Business Corporation Law defines a “business combination” to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an “interested stockholder.” An “interested stockholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Sections 180.1140 to 180.1144 prohibit a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if:

•	the board of directors approved the acquisition of the stock prior to the acquisition date; or

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

•	the consideration to be received by shareholders meets certain requirements with respect to form and amount; or

•	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1140 to 180.1144 do not currently apply to Michael D. Hays, a selling shareholder, since by their terms they do not apply to the shares of common stock held by a selling shareholder at the time of our initial public offering and our board of directors approved for purposes of Sections 180.1140 to 180.1144 any acquisitions, whether by purchase, gift or otherwise, made by Mr. Hays after that time. Our articles of incorporation contain provisions that are similar to the provisions of Sections 180.1140 to 180.1144.

        Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law provide that some “business combinations” not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a “significant shareholder” who is a party to the transaction. The term “business combination” is defined to include, subject to some exceptions, a merger or consolidation of us (or any subsidiary of ours) with, or the sale or other disposition of substantially all of our assets to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock.

        Section 180.1134 provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under Section 180.1134, shareholder approval is required for the corporation to:

•	acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

•	sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in the first bullet point above may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over the market price.

        Under our articles of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles of incorporation provide that any vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

        Our articles of incorporation provide that any directors may be removed from office, but only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the board of directors plus one director vote to remove a director, such director may be removed without cause by a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

        In addition, our by-laws establish a procedure that shareholders seeking to call a special meeting of shareholders must satisfy. This procedures involves notice to us, our receipt of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of common stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by the board of directors. In addition, shareholders demanding such a special meeting must deliver to us a written agreement to pay the costs we incur in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy material for our solicitation of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

        Our by-laws also provide the board of directors with discretion in postponing shareholder meetings, including, within some limits, special meetings of shareholders. Additionally, the chief executive officer or the board of directors, acting by resolution, may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. Our by-laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

        These provisions of our articles of incorporation and by-laws and the Wisconsin Business Corporation Law could have the effect of delaying or preventing a change of control of our company.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell shares of common stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. Sales that the selling shareholders do make may be sold in one or more of the following transactions:

•	on the Nasdaq Global Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through put or call option transactions relating to the shares or through short sales of shares; and

•	in a combination of any of the above transactions.

        The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

        The selling shareholders have advised us that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

        We will pay all registration fees and expenses for the common stock offered by this prospectus. The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

        We and the selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock. Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

        Instead of selling common stock under this prospectus, the selling shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

        Certain legal matters with respect to this offering and the shares of our common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

        The consolidated financial statements and schedule of National Research Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheets of My InnerView, Inc. and Affiliate as of December 31, 2007 and 2006, and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended have been incorporated by reference herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

        The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the selling shareholders terminate the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Our Amendment on Form 8-K/A, filed March 10, 2009, to our Current Report on Form 8-K dated December 19, 2008;

•	Our Current Report on Form 8-K dated May 8, 2009; and

•	The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated October 2, 1997, and any amendment or report updating that description.

        You may request a copy of any of these documents at no cost, by writing or telephoning us at the following: Mr. Patrick E. Beans, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508, telephone number (402) 475-2525.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses to be borne by the Registrant, other than underwriting or broker-dealer discounts and commissions that will be payable by the selling shareholders, in connection with the sale and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee	$2,198
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Miscellaneous	2,802

Total	$40,000

Item 15.	Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        The Registrant’s By-Laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

        The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

Item 16.	Exhibits.

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

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Item 17.	Undertakings.

        (a)        The undersigned Registrant hereby undertakes:

            (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

            (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on the 12th day of June, 2009.

NATIONAL RESEARCH CORPORATION
By: /s/ Michael D. Hays
Michael D. Hays
President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated below on June 12, 2009.

Signature	Title
/s/ Michael D. Hays	President and Chief Executive Officer and Director
Michael D. Hays	(Principal Executive Officer)
/s/ Patrick E Beans	Vice President, Treasurer, Chief Financial Officer and
Patrick E. Beans	Secretary and Director (Principal Financial and Accounting
Officer)
*	Director
JoAnn M. Martin
*	Director
John N. Nunnelly
*	Director
Paul C. Schorr III
*	Director
Gail L. Warden

*By:	/s/ Michael D. Hays Michael D. Hays Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description

(4.1)	Articles of Incorporation of National Research Corporation, as amended to date [Incorporated by reference to Exhibit (3.1) to National Research Corporation’s Registration Statement on Form S-1 (Registration No. 333-33273)].

(4.2)	By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated May 8, 2009 (File No. 0-29466)].

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, National Research Corporation agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

(5)	Opinion of Foley & Lardner LLP.*

(23.1)	Consent of KPMG LLP.

(23.2)	Consent of Wipfli LLP.

(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto).*

(24)	Power of Attorney (included on the signature page to the original filing).*

* Previously filed.

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